Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$220,000,000.00	$23,540.00

PROSPECTUS	Pricing Supplement Number: 4487
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated November 14, 2006
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	November 14, 2006
Settlement Date (Original Issue Date):	November 17, 2006
Maturity Date:	November 1, 2012
Principal Amount:	US$220,000,000
Price to Public (Issue Price):	99.998%
Agents Commission:	0.30%
All-in Price:	99.698%
Accrued Interest:	US$537,900
Net Proceeds to Issuer:	US$219,873,500 (which includes accrued interest)
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.13%
Index Maturity:	Three Months
Index Payment Period:	Quarterly

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated November 14, 2006
Registration Statement No. 333-132807

Interest Payment Dates:	Quarterly on each February 1, May 1, August 1, and November 1 of each year, commencing February 1, 2007 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GZ49
ISIN:	US36962GZ490
Common Code:	N/A

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issues of US$300,000,000 and US$625,000,000 principal amount of Floating Rate Notes due November 1, 2012 as described in the Issuers pricing supplements number 4466 and 4475 dated October 25, 2006 and November 6, 2006, respectively.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated November 14, 2006
Registration Statement No. 333-132807

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.998% of the aggregate principal amount less an underwriting discount equal to 0.30% of the principal amount of the Notes.

Institution Commitment

Morgan Stanley & Co. Incorporated $ 75,000,000

Wachovia Capital Markets LLC $ 75,000,000

JPMorgan Securities Inc $ 45,000,000

HSBC Securities (USA) Inc $ 25,000,000

Total: $220,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At September 30, 2006, the Issuer had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Issuer believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.